UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012 (May 22, 2012)

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 150 Minnetonka, MN		55305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (612) 629-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors held on May 22, 2012, following its annual meeting of stockholders, the Board of Directors of Two Harbors Investment Corp. increased the size of its Board of Directors from seven directors to nine directors and appointed Hope B. Woodhouse to fill one of the two newly-created vacancies. The appointment of Ms. Woodhouse as director was effective immediately following the Board of Directors’ meeting, and she will stand for re-election at the company’s 2013 annual meeting. Ms. Woodhouse was also appointed to serve on the Audit Committee and Compensation Committee.

Ms. Woodhouse brings a distinguished track record of over 25 years of experience in the financial services industry at top-ranked, global alternative asset management firms and broker dealers. Currently, Ms. Woodhouse is a member of the board of directors of Piper Jaffray Companies and serves on its Audit Committee and Compensation Committee. Ms. Woodhouse also serves on the boards of Bottom Line New York, a non-profit dedicated to assisting low income, first generation students through college, and the United Way Foundation. She has previously served as a director of Seoul Securities Co. Ltd., Soros Funds Limited, and The Bond Market Association. From 2005 to 2008, she served as Chief Operating Officer and as a member of the management committee for Bridgewater Associates, Inc. Between 2000 and 2005, Ms. Woodhouse was President and Chief Operating Officer of Auspex Group, L.P., and Chief Operating Officer and management committee member to Soros Fund Management LLC. Prior to 2000, she held various executive leadership positions, including Treasurer of Funds and Managing Director of the Global Finance Department, respectively, at Tiger Management L.L.C. and Salomon Brothers Inc. Ms. Woodhouse received an A.B. degree in Economics from Georgetown University and an M.B.A. from Harvard Business School.

There are no arrangements or understandings between Ms. Woodhouse and any other person pursuant to which Ms. Woodhouse was selected as a director and there are no transactions in which Ms. Woodhouse has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. Woodhouse will be compensated in accordance with the company’s publicly disclosed director compensation policies.

Item 5.07 Submission of Matters to a Vote of Security Holders

The company held its 2012 Annual Meeting of Stockholders on May 22, 2012 for the purpose of electing seven directors and ratifying the appointment of Ernst & Young LLP as its independent registered public accountants. In addition, the company held an advisory vote relating to the company’s executive compensation.

For more information on the proposals described below, refer to the company’s proxy statement dated April 9, 2012, which was filed with the Securities and Exchange Commission on April 9, 2012. As of the record date, there were a total of 214,207,346 shares of common stock outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, 196,500,672 shares of common stock, or approximately 92%, were represented in person or by proxy; therefore, a quorum was present.

Proposal 1 — Election of Directors

The seven nominees proposed by the company’s Board of Directors were elected to serve as a director until its Annual Meeting of Stockholders to be held in 2013 or until his successor is duly elected and qualified. The voting results for each nominee were as follows:

Nominee	For	Withheld	Broker Non-Votes
Mark D. Ein	121,661,180	9,279,314	65,560,178
William W. Johnson	129,218,768	1,721,726	65,560,178
Stephen G. Kasnet	129,161,975	1,778,519	65,560,178
Peter Niculescu	129,160,854	1,779,640	65,560,178
W. Reid Sanders	129,184,564	1,755,930	65,560,178
Thomas Siering	127,980,357	2,960,137	65,560,178
Brian C. Taylor	124,533,879	6,406,615	65,560,178

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm

Stockholders ratified the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2012. The proposal received the following final voting results: 195,416,455 for; 821,274 against; and 262,943 abstentions.

Proposal 3 — Advisory Vote Relating to Executive Compensation

Stockholders approved the advisory resolution on the company’s executive compensation. The proposal received the following final voting results: 127,563,833 for; 2,149,467 against; 1,227,194 abstentions; and 65,560,178 broker non-votes.

Item 7.01. Regulation FD Disclosure

On May 24, 2012, Two Harbors Investment Corp. issued a press release announcing Ms. Woodhouse’s appointment to the Board of Directors.

A copy of the press release is being furnished, not filed, as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued on May 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ Rebecca B. Sandberg

Rebecca B. Sandberg
Secretary and Deputy General Counsel
Date: May 24, 2012